Exhibit 10.1

EXECUTION VERSION

GOLDMAN SACHS BANK USA 200 West Street New York, NY 10282	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, NY 10179
MIZUHO BANK, LTD. 1251 Avenue of The Americas New York, NY 10020	MUFG 1221 Avenue of The Americas New York, NY 10020	WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC WF INVESTMENT HOLDINGS, LLC 550 South Tryon Street Charlotte, NC 28202
SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, GA 30326	UBS AG, STAMFORD BRANCH 677 Washington Avenue Stamford, CT 06901 UBS SECURITIES LLC 1285 Avenue of the Americas New York, NY 10019

Highly Confidential
November 29, 2016
Tesoro Corporation
19100 Ridgewood Pkwy
San Antonio, TX 78259
Attention: Stephan Tompsett
Project Lisa
Amended and Restated Commitment Letter
Ladies and Gentlemen:
You have advised Goldman Sachs Bank USA (“GS Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Mizuho Bank, Ltd. (“Mizuho”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), WF Investment Holdings, LLC (“Wells Fargo Holdings”), SunTrust Bank (“SunTrust Bank”), SunTrust Robinson Humphrey, Inc. (“STRH”), UBS AG, Stamford Branch (“UBS AG”), UBS Securities LLC (“UBS Securities” and, together with GS Bank, JPMorgan, Mizuho, MUFG, Wells Fargo Bank, Wells Fargo Securities, Wells Fargo Holdings, SunTrust Bank, STRH and UBS AG, collectively the “Commitment Parties”, “we” or “us”) that Tesoro Corporation, a Delaware corporation (the “Borrower” or “you”), will acquire (the “Acquisition”) Western Refining, Inc., a Delaware corporation (the “Target”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and in the Term Sheets described below. This commitment letter, together with all Exhibits hereto, is referred to as this

“Commitment Letter”. As of the date hereof, the Commitment Letter dated November 16, 2016, among GS Bank, Goldman Sachs Lending Partners LLC (“GSLP”) and the Borrower (together with all Exhibits thereto, the “Original Commitment Letter”) shall be deemed amended and restated in its entirety as set forth in this Commitment Letter, and the agreements, terms and conditions set forth in this Commitment Letter shall control in their entirety the agreements, terms and conditions set forth in the Original Commitment Letter. For the avoidance of doubt, as of the date hereof, GSLP shall not have any commitment under either this Commitment Letter or the Original Commitment Letter.
1.Commitment. Based upon the foregoing, on the terms set forth in this Commitment Letter and subject only to the conditions expressly set forth in Exhibit E of this Commitment Letter, (a) GS Bank hereby commits to provide to the Borrower 30%, JPMorgan hereby commits to provide to the Borrower 15%, Mizuho hereby commits to provide to the Borrower 15%, MUFG hereby commits to provide to the Borrower 15%, Wells Fargo Holdings hereby commits to provide to the Borrower 15%, SunTrust Bank hereby commits to provide to the Borrower 5% and UBS AG hereby commits to provide to the Borrower 5%, in each case, of the aggregate principal amount of the Bridge Facility upon the principal terms set forth in the 364-day Senior Unsecured Bridge Facility Summary of Principal Terms and Conditions attached hereto as Exhibit B and incorporated by reference herein (the “Bridge Facility Term Sheet”) and (b) if the requisite consent of the Existing Lenders (as defined below) for the Specified Amendment is not obtained under the Existing Credit Facility on or prior to the Closing Date, then GS Bank hereby commits to provide to the Borrower 30%, JPMorgan hereby commits to provide to the Borrower 15%, Mizuho hereby commits to provide to the Borrower 15%, MUFG hereby commits to provide to the Borrower 15%, Wells Fargo Bank hereby commits to provide to the Borrower 15%, SunTrust Bank hereby commits to provide to the Borrower 5% and UBS AG hereby commits to provide to the Borrower 5%, in each case, of the Backstop Facility to replace the Existing Credit Facility upon the principal terms set forth in the Senior Secured Backstop Facility Summary of Principal Terms and Conditions attached hereto as Exhibit D and incorporated by reference herein (the “Backstop Facility Term Sheet” and, together with the Transaction Description, the Summary of Existing Credit Facility Amendments attached hereto as Exhibit C, the Conditions Precedent to the Closing attached hereto as Exhibit E and the Bridge Facility Term Sheet, the “Term Sheets”). It is understood and agreed that any event occurring after the date hereof and prior to the initial funding of the Bridge Facility on the Closing Date that would result in a mandatory prepayment or commitment reduction with respect to the Bridge Facility as set forth in the Bridge Facility Term Sheet under “Mandatory Prepayments/Commitment Reductions” shall reduce the amount of the Bridge Facility, and the aggregate amount of the Commitment Parties’ commitments hereunder in respect of the Bridge Facility (on a pro rata basis as between the Commitment Parties, based on the amount of their respective commitments under the Bridge Facility), on a dollar-for-dollar basis, and you agree to give the Commitment Parties prompt written notice of the occurrence of any such event, together with a reasonably detailed calculation of the amount of any such reduction. It is understood and agreed that the commitments and other obligations of the Commitment Parties hereunder are several and not joint. As used in this Commitment Letter, the term “Facilities” means the Bridge Facility, the Backstop Facility and the Incremental Revolving Facility, and the term “Committed Facilities” means the Bridge Facility and the Backstop Facility.

2.    Appointment of Roles. You hereby appoint (a) GS Bank, JPMorgan, Mizuho, MUFG and Wells Fargo Securities to act, and each of GS Bank, JPMorgan, Mizuho, MUFG and Wells Fargo Securities hereby agrees to act, (i) as joint lead arrangers and joint bookrunners for the Bridge Facility (in such capacities, the “Bridge Lead Arrangers”) and (ii) as joint lead arrangers and joint bookrunners for the Backstop Facility (in such capacities, the “Backstop Lead Arrangers”), (b) GS Bank to act, and GS Bank hereby agrees to act, as the sole administrative agent for the Bridge Facility and as the sole administrative agent for the Backstop Facility, and (c) STRH and UBS Securities to act, and each of STRH and UBS Securities hereby agrees to act, as co-managers for each of the Bridge Facility and the Backstop Facility, in each case on the terms set forth in this Commitment Letter and subject only to the conditions expressly set forth in Exhibit E to this Commitment Letter.
You also hereby appoint JPMorgan and GS Bank to act, and each of JPMorgan and GS Bank hereby agrees to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Amendment Lead Arrangers” and, together with the Bridge Lead Arrangers and the Backstop Lead Arrangers, the “Lead Arrangers”) for the arrangement of the Existing Credit Facility Amendment and the Incremental Revolving Facility. In its capacity as Amendment Lead Arranger, each Amendment Lead Arranger agrees to use its commercially reasonable efforts to obtain the requisite consent of lenders under the Existing Credit Facility (the “Existing Lenders”) to the Existing Credit Facility Amendment and to arrange a syndicate of Lenders (as defined below) to provide the Incremental Revolving Facility, it being understood and agreed that (a) the Amendment Lead Arrangers shall endeavor to obtain the requisite consent to the Existing Credit Facility Amendment within 90 days after the date hereof, (b) the Additional Amendment may be obtained in the same amendment agreement as the Specified Amendment or in one or more subsequent amendment agreements, all as determined by the Amendment Lead Arrangers, and obtaining the requisite consent for the Additional Amendment or arranging the Incremental Revolving Facility shall not be a condition to or cause for delay in entering into the Specified Amendment, and (c) if the requisite consent for the Specified Amendment shall not have been obtained on or prior to the date that is 90 days after the date hereof, the Amendment Lead Arrangers may at their discretion cease seeking to obtain the requisite consents for the Existing Credit Facility Amendment and to arrange the Incremental Revolving Facility. You acknowledge that this Commitment Letter is neither an expressed nor an implied commitment by any Amendment Lead Arranger or any affiliate of any Amendment Lead Arranger to consummate the Existing Credit Facility Amendment (or any part thereof) or to provide any portion of the Incremental Revolving Facility or to hold or purchase any existing loans or commitments under the Existing Credit Facility in order to facilitate the consummation of the Existing Credit Facility Amendment (or any part thereof), nor is it a guarantee with respect to the outcome of the Existing Credit Facility Amendment or the arrangement of the Incremental Revolving Facility. The obligations of the Amendment Lead Arrangers to endeavor to arrange the requisite consent to the Existing Credit Facility Amendment, or to arrange the Incremental Revolving Facility, shall not require any Amendment Lead Arranger or any affiliate of any Amendment Lead Arranger to share any of the fees payable to it in connection with the Transactions (or otherwise expend any amounts) in order to achieve such consents or successful arrangement.

It is agreed that no other agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, no other titles will be awarded and no compensation (other than compensation expressly contemplated by this Commitment Letter or the Fee Letters (as defined below)) will be paid by you or your subsidiaries to any Lender as consideration for its participation in the Facilities or to any Existing Lender as consideration to its consent to the Existing Credit Facility Amendment, in any case relating to the Existing Credit Facility Amendment or the Incremental Revolving Facility, unless you, JPMorgan and GS Bank shall so agree, and in any other case, unless you and we shall so agree. It is further agreed that (a) GS Bank will appear on the top left of the cover page of any marketing materials for each of the Bridge Facility and the Backstop Facility, and will hold the roles and responsibilities conventionally understood to be associated with such name placement, and (b) JPMorgan will appear on the top left of the cover page of any marketing materials for the Incremental Revolving Facility and the Existing Credit Facility Amendment, and will hold the roles and responsibilities conventionally understood to be associated with such name placement.
3.    Syndication. The Commitment Parties will syndicate the Incremental Revolving Facility and reserve the right, prior to or after the execution of the definitive documentation therefor, to syndicate the Committed Facilities to one or more financial institutions or other lenders in consultation with and reasonably acceptable to you (together with the Commitment Parties, the “Lenders”), it being understood that Permitted Lenders (as defined below) are reasonably acceptable to you, and you understand that the Facilities may be separately syndicated. The Commitment Parties agree not to syndicate the Facilities to, or assign their commitments under the Committed Facilities to, (a) certain banks, financial institutions and other institutional lenders that have been specified by you in writing to GS Bank on November 16, 2016, (b) any of your competitors that have been specified to the Lead Arrangers by you in writing before the Closing Date or to the applicable Administrative Agent by you in writing after the Closing Date at any time and from time to time and (c) in the case of each of clauses (a) and (b), any of their respective affiliates (other than any bona fide debt funds) that are either (x) identified in writing to the Lead Arrangers or, after the Closing Date, the applicable Administrative Agent by you from time to time or (y) clearly identifiable as affiliates of such persons on the basis of the similarity of such affiliate’s name (the foregoing persons, collectively, the “Disqualified Lenders”), it being understood and agreed that the foregoing provisions shall not apply retroactively to disqualify any person that shall have become a Disqualified Lender after the date of the launch of the general syndication for any Facility if such person shall have become a Lender or participant (or shall have been allocated a commitment as part of the general syndication of such Facility) prior thereto, but shall disqualify such person from taking any further assignment or participation thereafter). Notwithstanding our right to syndicate the Facilities and to receive commitments with respect thereto, other than (i) in connection with any assignment between a Commitment Party and any of its affiliates (including, for the avoidance of doubt, between GS Bank and GSLP), (ii) any assignment to any person that (A) is an Existing Lender as of November 16, 2016 or (B) is a commercial or investment bank or an insurance company that, in each case under this clause (B), at the time of such assignment has a long-term senior unsecured, non-credit enhanced debt rating of at least BBB by Standard & Poor’s Ratings Service (“S&P”) or Baa2 by Moody’s Investors Service, Inc. (“Moody’s”) and is not a Disqualified Lender or (iii) any assignment to any other person to which you shall have consented in writing (each assignee described in clauses (i), (ii) and (iii) above being referred to as a “Permitted Lender”), (A) no Commitment Party shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Committed Facilities on the Closing Date) in connection with any syndication, assignment or participation of the Committed Facilities until after the Closing Date has occurred, (B) no assignment or novation shall become effective (as between you and any of us) with respect to all or any portion of any Commitment Party’s commitments in respect of any Committed Facility until the initial funding of such Committed Facility by such Commitment Party and (C) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Committed Facilities and this Commitment Letter, including all rights with respect to consents, modifications, supplements, waivers and amendments, until after the Closing Date has occurred.
Until the earlier to occur of (a) the date on which a Successful Syndication (as defined in the Arranger Fee Letter) shall have occurred and (b) 60 days after the Closing Date (such period, the “Syndication Period”), you agree to assist us in arranging the Existing Credit Facility Amendments and completing syndications of the Facilities that are reasonably satisfactory to the Lead Arrangers and you. Such assistance shall include (i) your using commercially reasonable efforts to ensure that the arrangement and syndication efforts benefit from your and your subsidiaries’ existing banking relationships and, to the extent practical and appropriate, the existing banking relationships of the Target and its subsidiaries, (ii) direct contact between your senior management, on the one hand, and the Existing Lenders and the proposed Lenders, on the other hand (and subject to your rights under the Acquisition Agreement, your using commercially reasonable efforts to ensure such contact between the senior management of the Target, on the one hand, and the Existing Lenders and the proposed Lenders, on the other hand), at such times during normal business hours as are mutually agreed, (iii) your assistance (and subject to your rights under the Acquisition Agreement, your using commercially reasonable efforts to cause the Target and its subsidiaries to assist) in prompt preparation of customary confidential information memoranda (the “Confidential Information Memoranda”) and other customary marketing materials to be used in connection with the arrangement and syndication efforts by providing information and other customary materials reasonably requested by any of us in connection therewith (such marketing materials and the Confidential Information Memoranda, collectively, with the Term Sheets and the information and projections referred to in the next succeeding paragraph, the “Information Materials”), (iv) the hosting, with the Lead Arrangers, of one or more meetings of and conference calls with the Existing Lenders and the prospective Lenders, at times and locations mutually agreed upon and upon reasonable advance notice (provided that, without your consent, there shall be no more than one general bank meeting for the Incremental Revolving Facility and one general bank meeting for the Committed Facilities), (v) your ensuring that there are not any competing issues of debt securities or commercial bank or other credit facilities (including incremental commitments or loans or extensions of existing commitments or loans) of you or your subsidiaries (and, subject to your rights under the Acquisition Agreement, your using commercially reasonable efforts to ensure the same with respect to the Target and its subsidiaries) offered, placed, announced or arranged (excluding the Facilities, the Term Loan Facility, the Senior Notes or any other debt securities issued for the purpose of consummating the Acquisition or any debt securities issued by, or commercial bank or other credit facilities of, Tesoro Logistics LP, a Delaware limited partnership (“Tesoro Logistics”), and its subsidiaries), to the extent such offering, placement, announcement or arrangement could reasonably be expected to materially impair the arrangement of the Specified Amendment, the arrangement or the primary syndication of the Facilities or the marketing of the Senior Notes or the Term Loan Facility, in each case, without the prior written consent of the Lead Arrangers (such consent not to be unreasonably withheld or delayed) (it being understood that the Borrower’s and its subsidiaries’ deferred purchase price obligations, ordinary course working capital facilities (other than any new or incremental revolving credit facilities), borrowings under existing facilities (other than under any incremental commitments established or extended under such facilities after November 16, 2016) and ordinary course capital leases, purchase money and equipment financings, and any indebtedness of the Target and its subsidiaries permitted to be incurred and remain outstanding pursuant to the Acquisition Agreement will not, in each case, be deemed to materially impair the arrangement of the Specified Amendment, the primary syndication of the Facilities or the marketing of the Senior Notes or the Term Loan Facility), and (vi) prior to the launch of the arrangement and syndication of the Facilities and the commencement of the marketing period for the Senior Notes, using your commercially reasonable efforts to (x) obtain an updated monitored public corporate credit rating from S&P and an updated monitored public corporate family rating from Moody’s, in each case, with respect to the Borrower and (y) obtain public ratings of the Senior Notes and, if applicable, the Term Loan Facility from each of S&P and Moody’s. Such assistance shall also include, in respect of the Existing Credit Facility Amendment, your cooperating with the Amendment Lead Arrangers in seeking to obtain the requisite consent of the Existing Lenders to the Existing Credit Facility Amendment (including, without limitation, by negotiating in good faith the terms of the Existing Credit Facility Amendment (including as to such amendments of the Existing Credit Facility as may be reasonably requested by the Existing Lenders in respect of the Acquisition and the Target and its subsidiaries and by consenting to such assignments under the Existing Credit Facility as the Amendment Lead Arrangers may request be made to facilitate obtaining such requisite consent) and your entering into the Specified Amendment at such time as the Amendment Lead Arrangers shall advise you that the Existing Lenders are willing to provide the requisite consent thereto. Without limiting your obligations to assist with arrangement and syndication efforts as set forth above, each Commitment Party agrees that neither the obtaining of the requisite consent to the Existing Credit Facility Amendment nor the commencement or the completion of the syndication of any Facility or the receipt of any rating referred to above is a condition to its commitment hereunder.
The Lead Arrangers will manage, in consultation with you, all aspects of the arrangement and syndication of the Facilities and the arrangement of the Existing Credit Facility Amendment, including, without limitation, selection of Lenders, determination of when the Lead Arrangers will approach the Existing Lenders or potential Lenders and the time of acceptance of the Lenders’ commitments or the Existing Lenders’ consents and any naming rights, and will, subject to your consent in the case of any Lender that is not a Permitted Lender, determine the Lenders whose commitments will be accepted, the final allocations of the commitments among the Lenders and the amount and distribution of fees among the Existing Lenders and the Lenders. To assist the Lead Arrangers in their syndication and arrangement efforts, you agree promptly to prepare and provide to the Lead Arrangers (and, subject to your rights under the Acquisition Agreement, to use commercially reasonable efforts to cause the Target to prepare and provide to the Lead Arrangers) all customary information with respect to you, the Target and your and its subsidiaries and the Transactions, including, without limitation, all customary financial information and the projections of and other forward-looking information with respect to you, the Target and your and its subsidiaries after the Transactions (the “Projections”), that the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities and the arrangement of the Existing Credit Facility Amendment.
You acknowledge that (a) subject to the confidentiality obligations contained herein, the Commitment Parties on your behalf will make available the Information Materials and other information relating to the Existing Credit Facility Amendment and the Facilities, including drafts and final definitive documentation with respect thereto, to the Existing Lenders and the proposed Lenders by posting the Information Materials and such other information on IntraLinks, SyndTrak, Datasite or another similar electronic system, in accordance with the Lead Arrangers’ standard syndication practices (including hard copy and via electronic transmissions), it being understood and agreed that all information so disseminated or provided shall continue to be subject to the terms of any written confidentiality agreements heretofore or hereafter executed by the Lead Arrangers and the confidentiality provisions set forth herein, and (b) certain Existing Lenders and prospective Lenders (such Lenders, “Public Lenders”; all other Existing Lenders or Lenders, “Private Lenders”) may have personnel that do not wish to receive Private Lender Information (as defined below). If requested, you agree to assist in the preparation of a version of the Confidential Information Memoranda (and related marketing materials) and presentations to be distributed to Public Lenders in connection with the arrangement of the Existing Credit Facility Amendment and the arrangement and syndication of the Facilities consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, your subsidiaries, the Target or its subsidiaries or any securities of any of the foregoing for purposes of the United States Federal or state securities laws (the information and documentation described in clauses (i) and (ii) being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. You further agree that, unless expressly designated as “PUBLIC”, each document to be disseminated by the Lead Arrangers to any Existing Lender or any Lender in connection with the arrangement of the Existing Credit Facility Amendment or the arrangement and syndication of the Facilities will be deemed to contain Private Lender Information. It is understood that in connection with your assistance described above, customary authorization letters will be included in any Confidential Information Memorandum that authorize the distribution of such Confidential Information Memorandum to the Existing Lenders or prospective Lenders, containing a representation from you to the Lead Arrangers that the public-side version does not include any Private Lender Information and a customary “10b-5” representation consistent with Section 6 below (and you shall, subject to your rights under the Acquisition Agreement, use commercially reasonable efforts to cause the Target to deliver customary authorization letters containing such representations from the Target to the Lead Arrangers, it being understood that the customary “10b-5” representation by the Target, in the case of authorization letters delivered by the Target, shall not be qualified by knowledge), and exculpating (x) the Commitment Parties and their respective affiliates with respect to any liability related to the use of the contents of such Confidential Information Memorandum or any related marketing material by the recipients thereof and (y) you and your subsidiaries with respect to any liability related to the misuse of the contents of such Confidential Information Memorandum. You agree that the Commitment Parties on your behalf may distribute the following documents to all Public Lenders and Private Lenders (other than Disqualified Lenders), unless, after having been given a reasonable opportunity to review such documents, you advise the Commitment Parties that such material should only be distributed to Private Lenders: (a) drafts and final definitive documentation with respect to the Facilities and the Existing Credit Facility Amendment; (b) administrative materials prepared by the Lead Arrangers for the Existing Lenders or prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda); and (c) notification of changes in the terms of the Facilities or the Existing Credit Facility Amendment. If you advise us in writing that any of the foregoing items should be distributed only to Private Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. At our request, you shall designate information to be distributed solely to Public Lenders by clearly and conspicuously designating the same as “PUBLIC” (it is understood that you shall not otherwise be under any obligation to designate information as “PUBLIC”).
4.    Fees. As consideration for our commitments hereunder and our undertakings to arrange, manage, structure and syndicate the Facilities and arrange the Existing Credit Facility Amendment, you agree to pay to us the fees and fulfill the other obligations set forth in the Term Sheets and in the amended and restated arranger fee letter dated the date hereof, among us and you (the “Arranger Fee Letter”; the original arranger fee letter dated November 16, 2016, among you, GS Bank and GSLP that is being so amended and restated is referred to herein as the “Original Arranger Fee Letter”), the revolver administrative agent fee letter dated the date hereof, between you and JPMorgan (the “Revolver Administrative Agent Fee Letter”) and the administrative agent fee letter dated November 16, 2016, among you, GS Bank and GSLP (the “Administrative Agent Fee Letter” and, together with the Arranger Fee Letter and the Revolver Administrative Agent Fee Letter, the “Fee Letters”).
5.    Conditions Precedent. Our respective commitments and agreements hereunder are subject solely to the satisfaction or waiver of the conditions expressly stated in Exhibit E hereto; it being understood that there are no conditions (implied or otherwise) to our respective commitments hereunder (including compliance with the terms of the Commitment Letter, the Fee Letters and the Loan Documents) other than those that are expressly stated in Exhibit E (and upon satisfaction or waiver of such conditions, the initial funding under the Committed Facilities shall occur). Notwithstanding anything in this Commitment Letter, the Fee Letters, the Loan Documents or any other letter agreement or other undertaking to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to availability of the Committed Facilities on the Closing Date shall be (i) the Acquisition Agreement Representations (as defined below) and (ii) the Specified Representations (as defined below) and (b) the terms of the Loan Documents, to the extent not expressly set forth in the Exhibits hereto, shall be in a form such that they do not impair availability of the Committed Facilities on the Closing Date if the conditions expressly set forth in Exhibit E hereto are satisfied. For purposes of the foregoing, (A) “Acquisition Agreement Representations” means such representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your applicable subsidiaries) have the right (taking into account any applicable cure periods) to terminate your (or its) obligation to consummate the Acquisition under the Acquisition Agreement or the right not to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations and warranties, and (B) “Specified Representations” means the representations and warranties of the Loan Parties set forth in the Loan Documents relating to corporate or other organizational existence of the Loan Parties, organizational power and authority (as to execution, delivery and performance of the Loan Documents) of the Loan Parties, the due authorization, execution and delivery of the Loan Documents by the Loan Parties, enforceability and governmental authorizations, in each case as it relates to entering into and performance of the Loan Documents against or by the Loan Parties, the Loan Documents not conflicting with the Loan Parties’ respective organizational documents, the Loan Documents and the Transactions not conflicting with the Existing Tesoro Indentures (as defined below), solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its restricted subsidiaries on a consolidated basis (such representation and warranty to be consistent with the solvency certificate in the form set forth in Exhibit F hereto), Federal Reserve margin regulations, Investment Company Act status, subject to permitted liens, the creation, validity and perfection of the security interests granted in the collateral (solely in the case of the Backstop Facility), compliance with Patriot Act and use of proceeds not violating OFAC and FCPA. The provisions in this Section 5 are referred to as the “Limited Conditionality Provisions.” For the avoidance of doubt, “Loan Documents” as used in this Commitment Letter shall mean (i) if the Specified Amendment is not obtained prior to the Closing Date, the Bridge Documentation and the Backstop Documentation and (ii) if the Specified Amendment is obtained prior to the Closing Date, the Bridge Documentation only. For purposes of the foregoing, “Existing Tesoro Indentures” means (x) Indenture dated as of March 18, 2014, between the Borrower and U.S. Bank National Association, as trustee, and (y) Indenture, dated as of September 27, 2012, between the Borrower and U.S. Bank National Association, in each case, together with the forms of notes issued thereunder and as supplemented from time to time.
6.    Information. You hereby represent and warrant (but the accuracy of such representation and warranty shall not be a condition to the commitments hereunder or the funding of the Committed Facilities) that (a) all written information (other than the Projections, estimates and information of a general economic, forward looking or industry nature and, prior to the Closing Date, limited to your knowledge in the case of any such information as to the Target and its subsidiaries) (the “Information”) that has been or will be made available to any of the Commitment Parties by you or any of your representatives or affiliates on your behalf, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, as the case may be, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (when taken as a whole after giving effect to all supplements and updates thereto) and (b) the Projections that have been made or will be made available to any of the Commitment Parties by you or any of your representatives or affiliates on your behalf and that have or will be made available to any of the Commitment Parties or any Lender in connection with the Transactions have been or will be, as the case may be, prepared in good faith based upon assumptions believed by the preparer thereof to be reasonable at the time so made available (it being recognized by us that such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ from the projected results and such differences may be material, and that no assurance can be given that any projection will be realized). You agree to supplement the Information and the Projections from time to time until the later of the Closing Date and the completion of the Syndication Period so that, assuming such Information and the Projections were so made available at any time prior to such later date, the representation and warranty in the preceding sentence remains correct. In syndicating and arranging the Facilities and the Existing Credit Facility Amendment, we will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.
7.    Expenses. You agree to pay or reimburse each Commitment Party for all reasonable and documented out-of-pocket fees and expenses (including, without limitation, expenses of such Commitment Party’s due diligence investigation, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of outside counsel identified in the Term Sheets and one local counsel (limited to a single firm of counsel for all of the Commitment Parties) retained in any material relevant jurisdiction to the extent reasonably necessary) incurred by such Commitment Party or its affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the Existing Credit Facility Amendment and the preparation, negotiation, execution and delivery of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Arranger Fee Letter, the Loan Documents and any security arrangements in connection therewith and any such fees and expenses incurred in connection with the enforcement of any of the Commitment Parties’ rights and remedies hereunder.
8.    Indemnification. You agree to indemnify and hold harmless each Commitment Party and its affiliates and each Commitment Party’s and its affiliates’ respective officers, directors, employees, advisors, agents, other representatives, controlling persons, members, partners and successors and permitted assigns (each Commitment Party and each such other person being an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses (excluding expenses of the nature described in Section 7 above), joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letters, the Term Sheets, the Original Commitment Letter, the Original Arranger Fee Letter, the Transactions and the other transactions contemplated hereby, the Existing Credit Facility Amendment, the Facilities, the use of proceeds therefrom and any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto and regardless of whether a Proceeding is brought by a third party or by you, the Target or any of your or its respective affiliates or equity holders or any other person, and to reimburse each such Indemnified Person upon demand for any reasonable and documented out-of-pocket expenses incurred in connection with investigating, defending or testifying in connection with any of the foregoing (limited, in the case of legal expenses, to one counsel to the Indemnified Persons taken as a whole and, if reasonably necessary, one local counsel in each relevant material jurisdiction and, in the case of a conflict of interest, one additional counsel (and one additional counsel in each relevant material jurisdiction) to each group of affected Indemnified Persons similarly situated, taken as a whole; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses (a) to the extent they have been determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the willful misconduct, bad faith, fraud or gross negligence of such Indemnified Person, or material breach by such Indemnified Person of its obligations under this Commitment Letter or the Loan Documents, or (b) that have resulted from any dispute solely among or between any of the Commitment Parties not arising from any act or omission by the Borrower, the Target or their respective affiliates, other than any proceeding against an Indemnified Person in its capacity or fulfilling its role as an administrative agent, arranger, bookrunner, manager, agent or any other titled role under or in respect of the Facilities or in respect of the Existing Credit Facility Amendment, provided further that such Indemnified Person shall promptly repay to you all expense reimbursements previously made pursuant to this paragraph to the extent that such Indemnified Person is finally determined by a court of competent jurisdiction not to be entitled to indemnification hereunder as contemplated by the preceding proviso of this paragraph. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person shall be liable for (i) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have been determined in a final, non-appealable judgment of a court of competent jurisdiction to result from the willful misconduct, bad faith, fraud or gross negligence of such Indemnified Person, or (ii) any special, indirect, consequential or punitive damages in connection with its activities related to this Commitment Letter, the Original Commitment Letter, the Existing Credit Facility Amendments, the Facilities or the use of proceeds thereunder.
You shall not be liable for any settlement of any Proceedings effected without your prior written consent (which consent shall not be unreasonably conditioned, withheld or delayed), but if settled with your prior written consent or if there is a judgment by a court of competent jurisdiction in any such Proceedings, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment in accordance with the preceding paragraph. You shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably conditioned, withheld or delayed), effect any settlement or consent to the entry of any judgment of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (a) includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (b) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (c) contains customary confidentiality and non-disparagement provisions. Except to the extent arising from your indemnification and expense reimbursement obligations under this Commitment Letter, the Loan Documents or any other written agreement to which any such person is a party, in no event shall you, the Target and your and its respective subsidiaries and affiliates be liable for special, indirect, consequential or punitive damages.
9.    Confidentiality; Certain Acknowledgements. You agree that you will not disclose, directly or indirectly, the Fee Letters, the Original Arranger Fee Letter and the contents thereof or this Commitment Letter, the Original Commitment Letter and the Term Sheets and the contents hereof and thereof, or the activities of the Commitment Parties pursuant hereto or thereto, to any person without prior written approval of the Commitment Parties (not to be unreasonably conditioned, withheld or delayed), except that you may disclose (a) this Commitment Letter, the Term Sheets, the Original Commitment Letter, the Fee Letters, the Original Arranger Fee Letter and the contents hereof and thereof (i) to your officers, directors, agents, employees, attorneys, accountants and advisors, in each case in connection with the Transactions on a confidential and need-to-know basis, and (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule, regulation or compulsory legal process or as requested by a governmental authority based on the reasonable advice of your legal counsel (in which case you agree to provide prompt written notice thereof, such notice to be provided in advance to the extent permitted by applicable law), (b) this Commitment Letter, the Term Sheets, the Original Commitment Letter and the contents hereof and thereof and the Fee Letters, the Original Arranger Fee Letter and the contents thereof on a redacted basis, with such redaction to be reasonably acceptable to the Commitment Parties, to the Target and its and its subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants and advisors, in each case in connection with the Transactions and on a confidential and need-to-know basis, (c) the existence and contents of the Term Sheets to any rating agency and Existing Lenders and potential Lenders in connection with the Transactions and (d) to the extent required by applicable law, the existence and contents of this Commitment Letter and the Term Sheets in any public filing or prospectus or private placement offering documents in connection with the Acquisition or the financing thereof. In addition you may disclose (i) the aggregate amount of fees and other compensation under the Fee Letters (but without disclosing any specific fees, flex or other economic terms set forth therein) aggregated with the other fees and compensation for the Transactions as part of projections, pro forma information or generic disclosure of aggregate sources and uses related to the Transactions in any arrangement and syndication of any Facility or in any prospectus or offering memorandum related to the Senior Notes or any other securities issued in lieu of the Bridge Facility or in any filings with (including documents furnished to) the Securities Exchange Commission to the extent required by law or regulation, in each case to the extent customary, and (ii) the Fee Letters and the contents thereof on a confidential basis after the Closing Date to the Borrower’s auditors for customary accounting purposes, including accounting for deferred financing costs.
Notwithstanding anything herein to the contrary, you (and any employee, representative or other agent of yours) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Commitment Letter and the Fee Letters and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure, except that (a) tax treatment and tax structure shall not include the identity of any existing or future party (or any affiliate of such party) to this Commitment Letter or any Fee Letter and (b) no party shall disclose any information relating to such tax treatment and tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the transactions contemplated by this Commitment Letter and the Fee Letters is the purported or claimed U.S. Federal income tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. Federal income tax treatment of such transactions.
Each of us agrees that it shall use all material non-public information received by it in connection with the Acquisition and the other transactions contemplated by this Commitment Letter solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent any of us from disclosing any such information (a) to rating agencies on a confidential basis, (b) to any Existing Lenders, Lenders or participants, prospective Lenders or participants or any direct or indirect contractual counterparties (or prospective counterparties) to any swap or derivative transaction relating to you or the other Loan Parties’ and your or their obligations under the Existing Credit Facility or the Facilities, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, such notice to be provided in advance to the extent permitted by applicable law), (d) upon the request or demand of any regulatory authority having or purporting to have jurisdiction over any of us or our respective affiliates (in which case we agree to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you to the extent lawfully permitted to do so), (e) to our respective officers, directors, agents, employees, attorneys, accountants and advisors (collectively, “Representatives”) who need to know such information, are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates and their respective Representatives who need to know such information, are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (provided that we shall be responsible for our respective affiliates’ compliance with this paragraph), solely in connection with the Acquisition and the other transactions contemplated by this Commitment Letter, (g) to the extent any such information becomes publicly available other than by reason of disclosure by any of us, our respective affiliates or Representatives in breach of this Commitment Letter, or to the extent any such information is developed independently by any of us as evidenced by our written records and without the use of any confidential information, (h) to the extent such information was already in our possession as evidenced by our written records prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions, or otherwise, (i) for purposes of establishing a “due diligence” defense or in connection with the exercise of any rights or remedies and (j) to the extent that you have consented in writing prior to such disclosure; provided that the disclosure of any such information to any Existing Lenders, any Lenders or prospective Lenders, participants or prospective participants or derivative counterparties or prospective derivative counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Existing Lender, Lender or prospective Lender, participant or prospective participant or derivative counterparty or prospective derivative counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as set forth in the Existing Credit Facility or as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities and the Existing Credit Facility Amendment to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities or the Existing Credit Facility Amendment. Subject to Section 10 hereof, our obligations under this paragraph shall automatically expire upon the earlier of execution and delivery of the Loan Documents and the first anniversary of the date hereof. For the avoidance of doubt, in no event shall any disclosure of such information referred to above be made to any Disqualified Lender.

In consultation with you, any of the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or World Wide Web as it may choose, and circulate similar promotional materials, in the form of a “tombstone” or otherwise describing the names of you, the Target and your and its affiliates (or any of them), and the amount, type and closing date of the Facilities or the Existing Credit Facility Amendment, all at such Commitment Party’s expense.
You acknowledge that each Commitment Party and its affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or any of their other relationships with you in connection with the performance by them and their affiliates of services for other companies, and the Commitment Parties and their respective affiliates will not furnish any such information to such other companies. By the same token, we will not make available to you confidential information that we have obtained or may obtain from any other customer. You also acknowledge that no Commitment Party, nor any of its affiliates, has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or your or its subsidiaries, confidential information obtained by such Commitment Party and its affiliates from other companies.
In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (a) the Facilities, the Existing Credit Facility Amendment and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (b) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (c) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (d) in connection with the financing transactions contemplated hereby, each of the Commitment Parties has been, is and will be acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for you, the Target or any of your or its affiliates, stockholders, creditors or employees or any other person, (e) the Commitment Parties have not assumed and will not be deemed to assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the financing transactions contemplated hereby (irrespective of whether any Commitment Party has advised, is currently advising or will advise you, your equityholders or affiliates on other matters), and the Commitment Parties have no obligation to you or your affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter, and (f) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any financing transaction contemplated by this Commitment Letter. No Commitment Party has provided any legal, accounting, regulatory or tax advice with respect to the Transactions and the other transactions contemplated by this Commitment Letter and the Term Sheets and you have consulted with your own legal, accounting, regulatory and tax advisors to the extent you have deemed it appropriate to do so.
The parties hereto acknowledge that Goldman, Sachs & Co. has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Financial Advisor”) in connection with the Acquisition. The parties hereto agree to such retention, and further agree not to assert any claim they might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Financial Advisor, on the one hand, and GS Bank’s and its affiliates’ relationships with you as described and referred to herein, on the other.
10.    Termination. Our commitments and undertakings hereunder shall terminate in their entirety automatically without further notice or action by us on the first to occur of (a) November 22, 2017, (b) the date of the closing of the Acquisition, effective immediately following such closing, with or without the use of any portion of the Facilities, and (c) the termination of the Acquisition Agreement in accordance with the terms thereof. Notwithstanding the foregoing, upon the effectiveness of the Specified Amendment, the commitments and any other obligations of the Commitment Parties in respect of the Backstop Facility or the Existing Credit Facility Amendment (or any part thereof) shall permanently, irrevocably and automatically be terminated and have no further force or effect without any further action by the Commitment Parties or you.
Notwithstanding anything in this Section 10 to the contrary, the termination of any commitment pursuant to this Section 10 does not prejudice your or our rights and remedies in respect of any breach of this Commitment Letter that occurred prior to such termination.
The Fee Letters and the compensation, reimbursement, indemnification, syndication, information, jurisdiction, absence of agency or fiduciary relationship, conflicts of interest, governing law, venue, waiver of jury trial and confidentiality provisions contained herein shall remain in full force and effect regardless of whether the Loan Documents shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any Lender’s commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to confidentiality, compensation, jurisdiction, waiver of jury trial, governing law, venue, absence of agency or fiduciary relationship, conflicts of interest, information and assistance to be provided in connection with the arrangement and syndication of the Facilities) shall automatically terminate and be superseded, as to any Facility, to the extent of any corresponding provisions of the definitive documentation for such Facility covering substantially the same subject matter upon the execution and delivery thereof, and you shall automatically be released from all liability hereunder in connection therewith at such time.
11.    Assignment; etc. This Commitment Letter and the commitments and undertakings hereunder shall not be assignable by any party hereto without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be void and of no effect; provided, however, each Commitment Party may assign its commitment and other rights and obligations hereunder, in whole or in part, (a) to any of its affiliates (including, for the avoidance of doubt, assignments between GS Bank and GSLP) and (b) subject to Section 3 hereof, in connection with the syndication of the Facilities or the arrangement of the Existing Credit Facility Amendment; provided that, other than as contemplated by Section 3 hereof and except for assignments between GS Bank and GSLP or assignments to Permitted Lenders, such Commitment Party shall not be released from the portion of its commitment hereunder so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Any assignment in violation of the foregoing shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and the Indemnified Persons and is not intended to confer any benefits upon, or create any rights in favor of or be enforceable by, any person other than the parties hereto and the Indemnified Persons, except that the Commitment Parties may perform the duties and activities described hereunder through any of their respective affiliates or branches, including, in the case of JPMorgan, by or through J.P. Morgan Securities LLC, and the provisions of Section 9 shall apply with equal force and effect to any of such affiliates or branches so performing any such duties or activities.
12.    Governing Law; Waiver of Jury Trial; etc. This Commitment Letter and the Fee Letters shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof to the extent that such principles would direct a matter to another jurisdiction; provided that the laws of the State of Delaware shall govern in determining (a) whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, (b) whether a Company Material Adverse Effect (as defined in Exhibit E) has occurred and (c) accuracy of any Acquisition Agreement Representations. Each of the parties hereto waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Arranger Fee Letter, each element of the Transactions or the performance by any of us or any of our respective affiliates of the services contemplated hereby. In addition, with respect to any action, proceeding or counterclaim arising out of or relating to this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original Arranger Fee Letter, the Transactions or the performance by any of us or any of our respective affiliates of the services contemplated hereby, the parties hereto hereby irrevocably: (a) submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan in the City of New York, New York; (b) agree that, subject to the final sentence of this paragraph, all claims with respect to such action or proceeding may be heard and determined exclusively in such New York State or Federal court; (c) waive the defense of any inconvenient forum to such New York State or Federal court; (d) agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in another jurisdiction by suit on the judgment or in any other manner provided by law; and (e) consent to service of process by mailing or delivering a copy of such process to such party at its address set forth in Section 15 hereof and agree that such service shall be effective when sent or delivered. Nothing in this Commitment Letter shall affect any right that any Commitment Party or any of its affiliates may otherwise have to bring any action or proceeding relating to this Commitment Letter, the Original Commitment Letter, the Fee Letters, the Original

Arranger Fee Letter and the Transactions against you or your properties in the courts of any jurisdiction.
13.    Amendments; Counterparts; etc. No amendment or waiver of any provision hereof (including the Term Sheets) or of a Fee Letter shall be effective unless in writing and signed by each of the parties hereto or thereto and then only in the specific instance and for the specific purpose for which given. This Commitment Letter (including the Term Sheets) and the Fee Letters are the only agreements among the parties hereto with respect to the matters contemplated hereby and thereby and set forth the entire understanding of the parties hereto with respect thereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission (or in pdf or similar format by electronic mail) shall be effective as delivery of a manually executed counterpart of this Commitment Letter.
14.    PATRIOT Act Notification. We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (as the same may be extended and in effect from time to time, the “PATRIOT Act”), each Commitment Party is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow the Commitment Parties to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Commitment Party and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.
15.    Notices. Any notice given pursuant to this Commitment Letter shall be mailed or hand delivered in writing, if (a) to you, at your address set forth on page one hereof and (b) to any Commitment Party, at its address set forth on page one hereof.
Each of the parties hereto agrees that this Commitment Letter and the Fee Letters are binding and enforceable agreements with respect to the subject matter contained herein and therein, including an agreement to negotiate in good faith the Facilities and the Specified Amendment by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder by the Commitment Parties are subject only to the conditions precedent set forth in Exhibit E hereto.
If the foregoing proposal is acceptable to you, please so confirm by signing and returning to us executed counterparts of this Commitment Letter and the Arranger Fee Letter and to JPMorgan an executed counterpart of the Revolver Administrative Agent Fee Letter.
[Signature pages follow.]

We are pleased to have this opportunity and we look forward to working with you on this transaction.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ ROBERT EHUDIN
	Name:	Robert Ehudin
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

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JPMORGAN CHASE BANK, N.A.

By:	/s/ JEFFREY C. MILLER
	Name:	Jeffrey C. Miller
	Title:	Vice President

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

MIZUHO BANK, LTD.

By:	/s/ LEON MO
	Name:	Leon Mo
	Title:	Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/s/ SHERWIN BRANDFORD
	Name:	Sherwin Brandford
	Title:	Director

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ DAVID DODD
	Name:	David Dodd
	Title:	Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ ROB MCLEAN
	Name:	Rob McLean
	Title:	Vice President

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

WF INVESTMENT HOLDINGS, LLC

By:	/s/ SCOTT YARBROUGH
	Name:	Scott Yarbrough
	Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

SUNTRUST BANK

By:	/s/ C. DAVID YATES
	Name:	C. David Yates
	Title:	Managing Director

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ PETER ALMOND
	Name:	Peter Almond
	Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

UBS AG, STAMFORD BRANCH

By:	/s/ JOHN STROLL
	Name:	John Stroll
	Title:	Executive Director

By:	/s/ JAMES BOLAND
	Name:	James Boland
	Title:	Managing Director

UBS SECURITIES LLC

By:	/s/ JOHN STROLL
	Name:	John Stroll
	Title:	Executive Director

By:	/s/ JAMES BOLAND
	Name:	James Boland
	Title:	Managing Director

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

Accepted and agreed to as of the date first written above:

TESORO CORPORATION

By:	/s/ STEPHAN E. TOMPSETT
	Name:	Stephan E. Tompsett
	Title:	Vice President and Treasurer

[Signature Page to Amended and Restated Commitment Letter]

[[3626866]]

CONFIDENTIAL    EXHIBIT A
Project Lisa
Transaction Description
Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached or the other Exhibits to the Commitment Letter.
Pursuant to the terms of that certain Agreement and Plan of Merger dated as of November 16, 2016, among the Borrower, certain newly formed subsidiaries of the Borrower party thereto and the Target (together with all exhibits, schedules and disclosure letters thereto, collectively, the “Acquisition Agreement”), the Borrower will acquire the Target (the “Acquisition”).
In connection with the Acquisition, it is intended that:
(a)    The Borrower will (i) on or prior to the Closing Date, (1) issue and sell senior unsecured notes (the “Senior Notes”) pursuant to a registered public offering or a Rule 144A and/or Regulation S offering or other private placement and/or obtain a new syndicated unsecured term loan facility (the “Term Loan Facility”), with the gross proceeds of such offering of the Senior Notes together with the aggregated principal amount of the Term Facility not exceeding, in the aggregate, $2.15 billion, and/or (2) obtain under the Existing Credit Facility an incremental revolving credit facility in an aggregate principal amount of up to $1.0 billion, having terms and conditions substantially as previously discussed by the Borrower and the Amendment Lead Arrangers with such changes thereto as may be mutually agreed (the “Incremental Revolving Facility”); or (ii) to the extent that aggregate gross proceeds of such offering of the Senior Notes received (including into escrow) on or prior to the Closing Date, together with the aggregate principal amount of the Term Loan Facility and the Incremental Revolving Facility entered into on or prior to the Closing Date, in the aggregate, are less than $2.15 billion, obtain up to $2.15 billion in the aggregate (less the amount of any gross proceeds (including proceeds received in escrow) from such offering of the Senior Notes and/or the aggregate principal amount of the Term Loan Facility and/or the Incremental Revolving Facility), under a senior unsecured bridge credit facility described in Exhibit B to the Commitment Letter (the “Bridge Facility”).
(b) (i) The Existing Credit Facility will be (x) amended pursuant to the Specified Amendment and, if the consent of the Existing Lenders thereto is obtained, the Additional Amendment, in each case, as described in Exhibit C to the Commitment Letter, or (y) refinanced in full with a senior secured backstop credit facility described in Exhibit D to the Commitment Letter (the “Backstop Facility”), with all commitments thereunder terminated and replaced with the commitments under the Backstop Facility (it being understood that the commitments under the Backstop Documentation shall not become effective until the time when the commitments under the Existing Credit Facility shall have terminated) and all security and guarantees in respect of the Existing Credit Facility being discharged and released (the “Existing Credit Facility Refinancing”) and (ii) the following indebtedness of the Target and its subsidiaries, in each case as amended, will be repaid or otherwise satisfied and discharged, with all commitments thereunder terminated and

A-1

all security and guarantees in respect thereof (if any) discharged and released (the “Debt Repayment”):
(1) the Term Loan Credit Agreement, dated as of November 12, 2013, among Western Refining, Inc., Bank of America, N.A. and the lenders party thereto;
(2) the Third Amended and Restated Revolving Credit Agreement, dated as of October 2, 2014, among Western Refining, Inc., Bank of America, N.A. and the lenders party thereto;
(3) the Indenture dated as of March 25, 2013, among Western Refining, Inc. and U.S. Bank National Association, as trustee, relating to 6.25% Senior Notes due 2021 of Western Refining, Inc.
(4) the Indenture dated as of November 8, 2012, among Northern Tier Energy LLC, Northern Tier Finance Corporation, Northern Tier Energy LP and Deutsche Bank Trust Company Americas as trustee, relating to 7.125% Senior Notes due 2020 of Northern Tier Energy LLC and Northern Tier Finance Corporation, as co-issuers; and
(5) the Credit Agreement, dated as of September 29, 2014, among Northern Tier Energy LLC, JPMorgan Chase Bank, N.A., and the financial institutions party thereto.
The proceeds of the Senior Notes, the Term Loan Facility, the Incremental Revolving Facility and/or the Bridge Facility will be applied to the Debt Repayment and/or to pay a portion of the Cash Consideration (as defined in the Acquisition Agreement) and all or a portion of the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”) and, if the Specified Amendment is not obtained on or prior to the Closing Date, the proceeds of loans under the Backstop Facility on the Closing Date may be applied to repay loans under the Existing Credit Facility and to pay the Transaction Costs and letters of credit under the Backstop Facility may be used to replace, backstop or, subject to the consent of the issuer thereof, “grandfather” any letters of credit.
The transactions described above are collectively referred to herein as the “Transactions” and, the date of the consummation of the Acquisition, the “Closing Date”.

A-2

CONFIDENTIAL    EXHIBIT B
Project Lisa
364-day Senior Unsecured Bridge Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the meanings set forth in the Commitment Letter to which this Exhibit B is attached or the other Exhibits to the Commitment Letter.

Borrower:	Tesoro Corporation, a Delaware corporation (the “Borrower”).
Lead Arrangers and Bookrunners:
Goldman Sachs Bank USA (“GS Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Mizuho Bank Ltd. (“Mizuho”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”), and Wells Fargo Securities, LLC (in each case, acting alone or through or with affiliates selected by it) (collectively, the “Bridge Lead Arrangers”).

Co-Managers	SunTrust Robinson Humphrey, Inc. and UBS Securities LLC.
Administrative Agent:
GS Bank (acting alone or through or with affiliates selected by it) will act as sole administrative agent (in such capacity, the “Bridge Administrative Agent”) for the Bridge Lenders (as defined below).

Transactions:	As described in Exhibit A to the Commitment Letter.
Lenders:
GS Bank, JPMorgan, Mizuho, MUFG, WF Investment Holdings, LLC, SunTrust Bank and UBS AG, Stamford Branch (or any of their respective affiliates) and a syndicate of financial institutions and other lenders arranged by the Bridge Lead Arrangers as contemplated by the Commitment Letter (collectively, the “Bridge Lenders”).

Type and Amount of Facility:
A senior unsecured 364-day bridge loan facility (the “Bridge Facility”) under which the Bridge Lenders will make senior increasing rate loans (the “Bridge Loans”) to the Borrower on the Closing Date in an aggregate principal amount of up to $2.15 billion, less the sum of (a) the aggregate principal amount of any Senior Notes issued from and after November 16, 2016, and on or prior to the Closing Date plus (b) without duplication of clause (a) above, all reductions on or prior to the Closing Date pursuant to the “Mandatory Prepayments/Commitment Reductions” section below.

Purpose:
The proceeds of the Bridge Loans, together with the proceeds of any Senior Notes issued, or loans under the Term Loan Facility and/or the Incremental Revolving Facility made, in lieu thereof, will be used to finance the Acquisition and the Debt Repayment and to pay for a portion of Transaction Costs.

Availability:
The full amount of the Bridge Facility must be drawn in a single drawing on the Closing Date concurrently with the consummation of the Acquisition. Amounts repaid or prepaid under the Bridge Facility may not be reborrowed.

Ranking:	The Bridge Loans will rank pari passu with other senior indebtedness of the Borrower.
Guarantees:
Substantially the same as and limited to those set forth in the Existing Credit Facility. The Target and each of its subsidiaries that would be required to guarantee the Existing Credit Facility will, subject to the Guarantee and Collateral Provisions, be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties”.

Maturity:	The Bridge Loans will mature on the day that is 364 days after the Closing Date, and will not be subject to scheduled amortization prior to the final maturity thereof.
Interest Rates:
The Borrower may elect that the Bridge Loans bear interest at a rate per annum equal to (a) the Base Rate plus the Applicable Margin or (b) the Adjusted LIBO Rate plus the Applicable Margin.
As used herein:
“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m., London time, on such day. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“LIBO Rate” means the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Bridge Administrative Agent in its reasonable discretion (in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall not be available at such time for such Interest Period then the LIBO Rate shall be the Interpolated Rate (as defined in the Existing Credit Facility).
“Applicable Margin” shall be the applicable rate per annum determined in accordance with the ratings based grid on Annex I hereto.
In no event shall the Adjusted LIBO Rate be less than zero or the Base Rate be less than the one-month Adjusted LIBO Rate plus 1.00% per annum.
The Borrower may select, in respect of Eurodollar Loans, Interest Periods of one week or one, two or three months or such shorter or longer period as may be consented to by each Bridge Lender.
Interest will be payable in arrears (a) with respect to each Base Rate Loan, on the first business day of each calendar quarter during the term of such Base Rate Loan and (b) with respect to each Eurodollar Loan, on the last day of the applicable interest period relating thereto; provided that in the event that the interest period for a Eurodollar Loan shall be for a period in excess of three months, then interest shall also be payable on each three month anniversary of the commencement of such interest period.

Duration Fees
The Borrower shall pay duration fees for the account of each Bridge Lender in amounts equal to the percentage, determined in accordance with the grid below, of the aggregate principal amount of the Bridge Loans of such Bridge Lender outstanding at the close of business, New York City time, on each date set forth in the grid below.

Duration Fees
	90 days after the Closing Date	180 days after the Closing Date	270 days after the Closing Date
	50 bps	75 bps	100 bps

Default Rate:
Upon and during the continuance of any payment event of default or bankruptcy event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to the Bridge Loans that are Base Rate Loans plus 2.00% per annum.

Mandatory Prepayments/ Commitment Reductions:
The Borrower shall prepay the Bridge Loans or, prior to the funding of the Bridge Facility on the Closing Date, the commitments in respect of the Bridge Facility shall automatically reduce, in an aggregate amount equal to:
(a)    100% of the net cash proceeds received (including into escrow) by the Borrower or any of its restricted subsidiaries from any Specified Debt Incurrence (as defined below), in each case after November 16, 2016, whether before or after the Closing Date; provided that, prior to the Closing Date, any automatic reduction of commitments under the Bridge Facility pursuant to this clause (a) on account of the issuance of Senior Notes shall be without duplication of any such reduction pursuant to the “Type and Amount of Facility” section above;
(b) 100% of the net cash proceeds received by the Borrower from any Specified Equity Issuance (as defined below) after November 16, 2016, whether before or after the Closing Date; and
(c) 100% of the net cash proceeds received by the Borrower or any of its restricted subsidiaries from any Specified Asset Disposition consummated after November 16, 2016, whether before or after the Closing Date, other than net cash proceeds of any Specified Asset Disposition consummated prior to the Closing Date with respect to which the Borrower shall have given written notice to the Bridge Lead Arrangers that the Borrower or its restricted subsidiaries intend to reinvest such net cash proceeds within 180 days of receipt thereof in non-current assets to be used in the business of the Borrower and/or its restricted subsidiaries, provided that any such net cash proceeds that are not so reinvested by the end of such 180-day period shall then be subject to the provisions of this clause (c), and provided further that no net cash proceeds received prior to the Closing Date that would otherwise be subject to the provisions of this clause (c) shall be subject to such provisions until the aggregate amount of all such net cash proceeds shall equal $1.0 billion, and then only the portion in excess of $1.0 billion shall be subject to such provisions.
In addition, prior to the funding of the Bridge Facility on the Closing Date, the commitments in respect of the Bridge Facility shall automatically reduce by the aggregate committed amount of any loan or other credit agreement (including the Term Loan Facility and the Incremental Revolving Facility, but excluding the Backstop Facility) entered into by the Borrower or any of its restricted subsidiaries after November 16, 2016, for the stated purpose of financing the Acquisition or the other Transactions, provided that the conditions precedent to funding such commitments are no less favorable to the Borrower or such restricted subsidiary than the conditions precedent to the funding of the Bridge Facility as set forth herein, it being understood that upon the effectiveness of any such automatic reduction and solely to the extent of the amount thereof, there shall be no duplicative reduction or prepayment in respect of such loan or other credit facility pursuant to clause (a) above or pursuant to the “Type and Amount of Facility” section above.

Any required commitment reduction resulting from any of the foregoing shall be effective on the same day as such net cash proceeds are received or, in the case of the establishment of any loan or other credit facility, on the date of entry into the loan or other credit agreement establishing such facility. Any prepayment of the Bridge Loans required under clause (a), (b) or (c) above shall be made on or prior to the third business day after such net cash proceeds are received, and will be without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage costs.
“Specified Debt Incurrence” means any issuance or incurrence of (a) the Senior Notes, (b) any other debt securities (including debt securities convertible into equity and any equity-linked or hybrid debt-equity securities) of the Borrower or any of its restricted subsidiaries, in each case, whether pursuant to a public offering or in a Rule 144A or other private placement, (c) indebtedness under any loan or other credit facility (other than the Bridge Facility or the Backstop Facility) of the Borrower or any of its restricted subsidiaries and (d) any other indebtedness for borrowed money of the Borrower or any of its restricted subsidiaries, in each case, other than (i) intercompany debt between the Borrower and its restricted subsidiaries, (ii) for the avoidance of doubt, indebtedness of Tesoro Logistics and its subsidiaries and other subsidiaries that are “excluded subsidiaries” under the Existing Credit Facility, including, after the Closing Date, Western Refining Logistics, LP, a Delaware limited partnership (“Western Refining Logistics”), and its subsidiaries, (iii) borrowings under the Existing Credit Facility (but not any incremental commitments thereunder effected after November 16, 2016), (iv) refinancings of the 4.250% Senior Notes due 2017 of the Borrower, provided that such refinancing does not increase the aggregate outstanding amount thereof, other than by the amount of accrued and unpaid interest on the indebtedness being refinanced and the amount of any costs, fees and expenses incurred in connection therewith, (v) deferred purchase price obligations, (vi) ordinary course working capital facilities (other than any revolving credit facilities), (vii) ordinary course capital leases, purchase money and equipment financings and (viii) any indebtedness of the Target and its subsidiaries incurred prior to the Closing Date permitted to be incurred and remain outstanding pursuant to the Acquisition Agreement.
“Specified Equity Issuance” means any issuance of common equity, preferred equity or other equity securities by the Borrower, whether pursuant to a public offering or in a Rule 144A or other private placement, other than (a) any equity securities issued pursuant to employee stock plans or other employee compensation plans, (b) equity securities issued as consideration in the Acquisition or in any other acquisition and (c) issuances of directors’ qualifying shares and/or other nominal amounts required to be held by persons (other than the Borrower or its subsidiaries under applicable law) by the Borrower or any of its subsidiaries, in each case on or after November 16, 2016.

“Specified Asset Disposition” means any sale, transfer or other disposition (including any sale and leaseback transaction) of any property or asset of the Borrower or any of its restricted subsidiaries outside the ordinary course of business, other than (a) dispositions between the Borrower and any of its restricted subsidiaries, (b) the unwinding of hedging arrangements, (c) disposition of accounts receivable as part of collection, (d) the sale of inventory or other assets in the ordinary course of business and (e) any sale, transfer or other disposition (or series of related sales, transfers or other dispositions) for which the net cash proceeds received does not exceed $10.0 million. It is understood that a casualty loss or damage to any property or asset of the Borrower or any of its restricted subsidiaries shall not constitute a Specified Asset Disposition.

Optional Prepayment:
The Bridge Loans may be prepaid at any time, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty, subject to reimbursement of the Bridge Lenders’ breakage costs, upon not less than three business days’ prior written notice, at the option of the Borrower.

Documentation:
The definitive documentation for the Bridge Facility (the “Bridge Documentation”) will be based on the Credit Agreement, dated as of September 30, 2016, by and among the Borrower, JPMorgan Chase Bank N.A., as administrative agent, and the lenders party thereto (the “Existing Credit Facility”), as in effect on November 16, 2016, but after giving effect to the Specified Amendment, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit B (as they may be modified in accordance with the “market flex” provisions of the Arranger Fee Letter), (b) the interim nature of the Bridge Facility and the fact that the Bridge Facility is an unsecured term loan facility, (c) the Bridge Administrative Agent’s customary agency and mechanical provisions, (d) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the Bridge Lead Arrangers (in lieu of certain exceptions being “previously disclosed” to the agent and the lenders under the Existing Credit Facility) and (e) modifications to the Existing Credit Facility that are mutually agreed to account for changes in law or accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (e), but the Borrower and the Bridge Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow drawing on the Closing Date, such provision shall be in the form of the corresponding provision of the Existing Credit Facility). The Bridge Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default expressly set forth in this Exhibit B, which, subject to the preceding sentence, shall be substantially consistent with, but no less favorable to the Borrower in any respect than, the Existing Credit Facility. The principles set forth in this paragraph are referred to as the “Bridge Documentation Principles”.

Conditions Precedent to Borrowing:	The availability of the borrowing under the Bridge Facility on the Closing Date shall only be subject to the conditions set forth in Exhibit E to the Commitment Letter.
Representations and Warranties:
Subject to the Bridge Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility, it being understood that the representations and warranties made on the Closing Date will include all the representations and warranties set forth in the Existing Credit Agreement (and will include the Specified Representations) and will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower) and the Acquisition and the other Transactions; provided that only the accuracy of the Specified Representations in accordance with Exhibit E hereto shall be a condition precedent to the availability of the borrowing under the Bridge Facility on the Closing Date.

Affirmative Covenants:	Subject to the Bridge Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Negative and Financial Covenants:	Subject to the Bridge Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Events of Default:	Subject to the Bridge Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Cost and Yield Protection:	Subject to the Bridge Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.

Assignments and Participation:
The Bridge Lenders will have the right to assign all or, subject to minimum amounts to be agreed, a portion of their Bridge Loans after the Closing Date without the consent of the Borrower (other than to Disqualified Lenders, provided that the list thereof is made available to all Bridge Lenders and any updates to the list thereof shall not be effective until three business days after such updates are provided to the Bridge Administrative Agent); provided, however, that, unless an event of default has occurred and is at such time continuing, the consent of the Borrower (which shall not be unreasonably withheld or delayed) shall be required with respect to any such assignment if, subsequent thereto, the Commitment Parties would hold, in the aggregate, less than 50.1% of the outstanding Bridge Loans.
The Bridge Lenders will be permitted to participate the Bridge Loans without restriction (other than to Disqualified Lenders, provided that the list thereof is made available to all Bridge Lenders and any updates to the list thereof shall not be effective until three business days after such updates are provided to the Bridge Administrative Agent). Voting rights of participants shall be limited to matters in respect of (a) increases in commitments, (b) reductions of principal, interest (other than default interest) or fees, (c) extension of final maturity and (d) releases of all or substantially all of the value of the Guarantees or the Borrower.
Notwithstanding anything in the Bridge Documentation to the contrary, the Administrative Agent shall not be responsible for monitoring assignments or participations for compliance with the list of Disqualified Lenders, if any.

Voting:
Amendments and waivers of the Bridge Documentation will require the approval of the Bridge Lenders holding more than 50% of the aggregate amount of loans and unused commitments under the Bridge Facility (excluding loans and unused commitments of Defaulting Lenders) (the “Required Lenders”), except that: (a) the consent of each Bridge Lender affected thereby shall be required with respect to (i) increases in commitments, (ii) reductions of principal, interest (other than default interest) or fees, (iii) extensions of final maturity; (v) modifications to the pro rata sharing and payment provisions and (vi) releases of all or substantially all of the value of the Guarantees on a consolidated basis (other than in connection with any sale of the relevant Guarantor permitted by the Bridge Documentation) and (b) the consent of 100% of the Bridge Lenders will be required with respect to (i) modifications to any of the voting percentages and (ii) releases of the Borrower. The consent of the Bridge Administrative Agent will be required to amend, modify or otherwise affect the rights and duties of the Bridge Administrative Agent.
The Bridge Documentation shall contain customary provisions with respect to non-consenting Bridge Lenders, consistent with the Bridge Documentation Principles.

Expenses and Indemnification:
The Borrower shall pay (a) all reasonable and documented or invoiced out-of-pocket expenses of the Bridge Administrative Agent and the Bridge Lead Arrangers associated with the syndication of the Bridge Facility and the preparation, execution, delivery and administration of the Bridge Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of outside counsel identified herein, one local counsel in each relevant material jurisdiction and counsel otherwise retained with the Borrower’s consent) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Bridge Administrative Agent, the Bridge Lead Arrangers and the Bridge Lenders (including, without limitation, the fees, disbursements and other charges of outside counsel) in connection with the enforcement of the Bridge Documentation.
The Loan Parties will indemnify the Bridge Administrative Agent, the Bridge Lead Arrangers and the Bridge Lenders and the respective affiliates, officers, directors, employees, advisors, agents, other representatives, controlling persons, members, partners and successors and permitted assigns of any of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) and liabilities of any such indemnified person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such indemnified person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders or any other person) that relate to the Bridge Documentation or the transactions contemplated thereby or the use of proceeds therefrom, provided that no indemnified person will be indemnified for (i) its gross negligence, bad faith, fraud, willful misconduct or material breach in bad faith of the Bridge Documentation, as determined in a final, non-appealable judgment of a court of competent jurisdiction or (ii) disputes solely among indemnified parties and not involving any act or omission of the Borrower or any of its affiliates (other than, with respect to the Bridge Administrative Agent, any Bridge Lead Arranger, any co‑manager or any other agent or other titled person under the Bridge Facility, any dispute involving such person in its capacity or in fulfilling its role as such).

Governing Law and Forum:	New York, including exclusive New York jurisdiction.
Counsel to Bridge Administrative Agent and Bridge Lead Arrangers:	Cravath, Swaine & Moore LLP.
Counsel to Borrower:	Sullivan & Cromwell LLP.

ANNEX I TO
EXHIBIT B

Project Lisa
364-day Senior Unsecured Bridge Facility
Pricing Grid

	Applicable Margin
Senior Debt Rating	Closing Date – 89 days after Closing Date		90- 179 days after Closing Date		180 – 269 days after Closing Date		270 days after Closing Date and thereafter
	ABR	LIBOR	ABR	LIBOR	ABR	LIBOR	ABR	LIBOR
Level 1: >Ba2/BB+	1.50%	2.50%	1.75%	2.75%	2.00%	3.00%	2.25%	3.25%
Level 2: Ba2/BB+	1.75%	2.75%	2.00%	3.00%	2.25%	3.25%	2.50%	3.50%
Level 3: Ba3/BB	2.00%	3.00%	2.25%	3.25%	2.50%	3.50%	2.75%	3.75%
Level 4: <Ba3/BB or unrated	2.25%	3.25%	2.50%	3.50%	2.75%	3.75%	3.00%	4.00%

“Senior Debt Rating” means the rating assigned by S&P or Moody’s to the senior, unsecured, long-term indebtedness for borrower money of the Borrower that is not guaranteed by any other person or subject to any other credit enhancement.

For purposes of the foregoing, at any time that there is a split in such Senior Debt Ratings, then the lower of such Senior Debt Ratings shall apply, unless there is a split in Senior Debt Ratings of more than one level, in which case the level that is one level higher than the lower Senior Debt Rating shall apply. If either S&P or Moody’s shall not have in effect a Senior Debt Rating, then such rating agency shall be deemed to have established a rating in Level 4.

CONFIDENTIAL    EXHIBIT C
Project Lisa
Summary of Exiting Credit Facility Amendments
The term “Specified Amendment” refers to the following amendments to the Existing Credit Facility, in each case, in the form to be mutually agreed by the Borrower and the Amendment Lead Arrangers:

(a)	Negative Covenants:

(i)
Section 6.01(a)(ix) shall be amended to permit the pre-existing debt of the Target and its subsidiaries (other than any indebtedness required to be repaid or otherwise discharged and satisfied as part of the Debt Repayment) permitted under the Acquisition Agreement to be outstanding on the Closing Date.

(ii)
Section 6.01(a)(xiii) shall be amended to permit additional unsecured indebtedness in respect of the Senior Notes, the Bridge Facility and the Term Loan Facility in an aggregate principal amount not to exceed $2.15 billion.

(iii)	Section 6.04 shall be amended to include a provision permitting the consummation of the Acquisition as contemplated by the Acquisition Agreement.

(b)	Affirmative Covenants:

(i)	Section 5.09(a) shall be amended to exclude Western Refining Logistics and its subsidiaries from any requirement to guarantee or secure the Existing Credit Facility.

(c)	Other:

(i)
Western Refining Logistics and its subsidiaries shall be designated as “Excluded Subsidiaries” as of the Closing Date, subject to certain corresponding amendments to the Existing Credit Facility that provide for the substantially similar restrictions on transactions between the Borrower and its subsidiaries (other than Western Refining Logistics and its subsidiaries), on the one hand, and Western Refining Logistics and its subsidiaries, on the other hand, as the restrictions on the transactions between the Borrower and its subsidiaries (other than Tesoro Logistics and its subsidiaries), on the one hand, and Tesoro Logistics and its subsidiaries, on the other hand.

The term “Additional Amendment” refers to amendments to the Existing Credit Facility to permit establishment of the Incremental Revolving Facility, in the form to be mutually agreed by the Borrower and the Amendment Lead Arrangers.
The term “Existing Credit Facility Amendment” refers to the Specified Amendment and, if and to the extent such amendment is solicited or effected in connection with soliciting or effecting the Specified Amendment, the Additional Amendment.

CONFIDENTIAL                                    EXHIBIT D
Project Lisa
Senior Secured Backstop Facility
Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit D shall have the meanings set forth in the Commitment Letter to which this Exhibit D is attached or the other Exhibits to the Commitment Letter.

Borrower:	Tesoro Corporation, a Delaware corporation (the “Borrower”).
Lead Arrangers and Bookrunners:
Goldman Sachs Bank USA (“GS Bank”), JPMorgan Chase Bank, N.A. (“JPMorgan”), Mizuho Bank Ltd. (“Mizuho”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., a member of MUFG, a global financial group (“MUFG”) and Wells Fargo Securities, LLC (in each case, acting alone or through or with affiliates selected by it) (collectively, the “Backstop Lead Arrangers”).

Co-Managers	SunTrust Robinson Humphrey, Inc. and UBS Securities LLC.
Administrative Agent:
GS Bank (acting alone or through or with affiliates selected by it) will act as sole administrative agent (in such capacity, the “Backstop Administrative Agent” and, together with the Bridge Administrative Agent, the “Administrative Agents”) for the Backstop Lenders (as defined below).

Transactions:	As described in Exhibit A to the Commitment Letter.
Lenders:
GS Bank, JPMorgan, Mizuho, MUFG, Wells Fargo Bank, National Association, SunTrust Bank and UBS AG, Stamford Branch (or any of their respective affiliates) and a syndicate of financial institutions and other lenders arranged by the Backstop Lead Arrangers as contemplated by the Commitment Letter (collectively, the “Backstop Lenders”).

Backstop Facility:
If the Specified Amendment is not obtained on or prior to the Closing Date, the Backstop Lenders will provide a senior secured revolving credit facility in aggregate principal amount of $2.0 billion (the “Backstop Facility”).
Up to $1.05 billion of the Backstop Facility will be available in the form of standby letters of credit to be provided by the Commitment Parties (ratably in accordance with their commitments in respect of the Backstop Facility under the Commitment Letter) and/or other Backstop Lenders to be mutually agreed that consent to act in such capacity (with the amount of each such Backstop Lender’s commitment to issue letters of credit being as separately agreed by the Borrower and such Backstop Lender, and such commitment to reduce ratably the commitments of the Commitment Parties to issue letters of credit). The obligation of letter of credit issuers under the Backstop Facility to issue, extend, renew or amend any letter of credit shall be subject to the policies and procedures of such letter of credit issuer.

Purpose:	The commitments under and the proceeds of the Backstop Facility will be used to refinance the Existing Credit Facility.

Availability:
If the Specified Amendment is not obtained on or prior to the Closing Date, the full amount of the Backstop Facility will be made available on the Closing Date to refinance amounts outstanding under the Existing Credit Facility and for fees and costs in connection with the Transactions, and the Backstop Facility will be available after the Closing Date to finance working capital and general corporate purposes.

Ranking:	The Backstop Facility will rank pari passu with the Bridge Facility and other senior indebtedness of the Borrower.
Guarantees:
Substantially the same as and limited to those set forth in the Existing Credit Facility. The Target and each of its subsidiaries that would be required to guarantee the Existing Credit Facility will, subject to the Guarantee and Collateral Provisions, be required to become guarantors. The Borrower and the guarantors are collectively referred to as the “Loan Parties”.

Security:	Subject to the Backstop Documentation Principles and the Guarantee and Collateral Provisions, substantially the same as and limited to that set forth in the Existing Credit Facility.
Maturity:	September 30, 2020.
Interest Rates and Commitment and Letter of Credit Fees:	Subject to the Backstop Documentation Principles, the same as the Existing Credit Facility.
Default Rate:
Upon and during the continuance of any payment event of default or bankruptcy event of default, with respect to principal, the applicable interest rate plus 2.00% per annum and, with respect to any other amount, the interest rate applicable to the Base Rate Loans under the Backstop Facility plus 2.00% per annum.

Mandatory Prepayment:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Optional Prepayment:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.

Documentation:
The definitive documentation for the Backstop Facility (the “Backstop Documentation”) will be based on the Credit Agreement, dated as of September 30, 2016, by and among the Borrower, JPMorgan Chase Bank N.A., as administrative agent, and the lenders party thereto (the “Existing Credit Facility”), as in effect on November 16, 2016, but after giving effect to the Specified Amendment, and solely with such other modifications thereto as are required to reflect (a) the terms and conditions set forth in this Exhibit D (as they may be modified in accordance with the “market flex” provisions of the Arranger Fee Letter), (b) the Backstop Administrative Agent’s customary agency and mechanical provisions, (c) scheduled exceptions to the representations and warranties to be subject to the reasonable approval of the Backstop Lead Arrangers (in lieu of certain exceptions being “previously disclosed” to the agent and the lenders under the Existing Credit Facility) and (d) modifications to the Existing Credit Facility to account for changes in law or accounting standards or to cure mistakes or defects (it being understood that if a modification of any provision in the definitive documentation is proposed pursuant to this clause (d), but the Borrower and the Backstop Lead Arrangers fail to mutually agree on any modification of such provision in the requisite time period to allow effectiveness on the Closing Date, such provision shall be in the form of the corresponding provision of the Existing Credit Facility). The Backstop Documentation shall contain only those conditions to borrowing, mandatory prepayments, representations and warranties, affirmative, negative and financial covenants and events of default set forth in this Exhibit D (as they may be modified in accordance with the “market flex” provisions of the Arranger Fee Letter), which, subject to the preceding sentence (and the immediately preceding parenthetical), shall be substantially consistent with, but no less favorable to the Borrower in any respect than, the Existing Credit Facility. The principles set forth in this paragraph are referred to as the “Backstop Documentation Principles”.

Conditions Precedent to Closing Date Borrowing:	The availability of the borrowing under the Backstop Facility on the Closing Date shall only be subject to the conditions set forth in Exhibit E to the Commitment Letter.
Conditions Precedent to Borrowings after the Closing Date	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Representations and Warranties:
Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility, it being understood that the representations and warranties made on the Closing Date will include all the representations and warranties set forth in the Existing Credit Agreement (and will include the Specified Representations) and will cover the Target and its subsidiaries (in the case of “excluded subsidiaries” of the Target, only to the extent such representations and warranties cover the “excluded subsidiaries” of the Borrower) and the Acquisition and the other Transactions; provided that only the accuracy of the Specified Representations in accordance with Exhibit E hereto, shall be a condition to the funding on the Closing Date.

Affirmative Covenants:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Negative and Financial Covenants:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Events of Default:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Cost and Yield Protection:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Assignments and Participation:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Voting:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Expenses and Indemnification:	Subject to the Backstop Documentation Principles, substantially the same as and limited to those set forth in the Existing Credit Facility.
Governing Law and Forum:	New York, including exclusive New York jurisdiction.
Counsel to Backstop Administrative Agent and Backstop Lead Arrangers:	Cravath, Swaine & Moore LLP.
Counsel to Borrower:	Sullivan & Cromwell LLP.

CONFIDENTIAL    EXHIBIT E
Project Lisa
Conditions Precedent to Closing
The initial extensions of credit under the Committed Facilities will be subject to the satisfaction (or waiver) as determined by each Lead Arranger of the following conditions:
1.The Lead Arrangers shall have received a copy of the definitive Acquisition Agreement. The terms of the Acquisition Agreement shall be reasonably satisfactory to the Lead Arrangers (it being acknowledged that the “execution copy” version of the Acquisition Agreement received by counsel to the Commitment Parties and acknowledged by such counsel as the applicable version thereof for purposes of this parenthetical, is satisfactory to the Lead Arrangers). The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowing under the Committed Facilities shall be consummated, in accordance with the Acquisition Agreement in all material respects, and no provision of the Acquisition Agreement shall have been waived, amended, supplemented or otherwise modified (including any consent thereunder) in a manner materially adverse to the Lenders or the Lead Arrangers without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that (a) any increase in the purchase price shall be deemed to be not materially adverse to the Lenders or the Lead Arrangers if it is paid for solely by an increase in the equity component of the purchase price, (b) any decrease in the purchase price shall be deemed to be not materially adverse to the Lenders or the Lead Arrangers, provided that such decrease in the purchase price is allocated to reduce, on a dollar-for-dollar basis, the amount of the Bridge Facility and (c) the availability of the borrowing under the Bridge Facility (but not under the Backstop Facility) shall be subject to (i) there being no modification of the definitions of the terms Marketing Period, Required Information and Compliant (each, as defined in the Acquisition Agreement), in each case, from the definition thereof in the Acquisition Agreement as in effect on November 16, 2016, and (ii) the consummation of the Acquisition not occurring prior to the final day of the Marketing Period (as so defined), in each case, without the consent of the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned), it being understood that this clause (c) shall cease to be in effect upon the termination (including as a result of any reductions as set forth in the Bridge Facility Term Sheet under “Mandatory Prepayments/Commitment Reductions”) of all commitments in respect of the Bridge Facility.
2.Except as set forth in (a) the Company Reports or the MLP Reports publicly filed with the SEC prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or (b) Section 5.1(f)(ii) of the Company Disclosure Letter (in the final form received by counsel to the Commitment Parties and acknowledged by such counsel as the applicable version thereof for purposes of this parenthetical) (it being agreed that disclosure of any item in any other section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to this Section 2(a) if the relevance of such item is reasonably apparent), since December 31, 2015, there has not been any change in the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries or any circumstance, occurrence or development of which the Company has Knowledge which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. “Company Material Adverse Effect” means a material adverse effect on the financial condition, properties, assets, liabilities, business or results of operations of the Company and its Subsidiaries taken as a whole, excluding any effect to the extent resulting from any of the following: (A) changes in the economy or financial markets generally in the United States or any other country or changes that are the result of acts of war, sabotage or terrorism or of natural disasters; (B) changes that are the result of factors generally affecting the petrochemical refining or pipeline industries; (C) (i) the (1) announcement, or (2) consummation, of the transactions contemplated by this Agreement; provided that the exception in clause (2) shall not apply to any representation or warranty contained Section 5.1 of this Agreement if the primary purpose of such representation or warranty is from the face of such representation or warranty to address the consequences resulting from the consummation of the Merger; or (ii) any litigation brought by or on behalf of any current or former holder of Company Shares, in its capacity as such, arising from allegations of any breach of fiduciary duty or violation of Law relating to this Agreement or the Merger; (D) changes in Law or in United States generally accepted accounting principles after the date of this Agreement; (E) any failure in and of itself by the Company and its Subsidiaries to meet any estimates or projections of financial performance for any period ending on or after the date of this Agreement and prior to the Closing; provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect; (F) a decline in the price or trading volume of the Company Shares (or of the equity securities of any Company Subsidiary) on the NYSE; provided that, the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; (G) (1) any action taken (or omitted to be taken) at the written request of Parent (subject to the prior written consent of the Lead Arrangers to such request) or that is expressly required by this Agreement or (2) the failure to take any specific action expressly prohibited by this Agreement for which Parent declined to consent; and (H) any change in the prices of natural gas, crude oil, refined petroleum products, other hydrocarbon products or natural gas liquids or products produced from hydrocarbon products, natural gas liquids or crack spreads, except, with respect to clauses (A), (B), (D) and (H), to the extent such change, event, circumstance or development (i) primarily relates only to (or has the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affects the Company and its Subsidiaries compared to other companies of similar size operating in the petrochemical refining and pipeline industries. All capitalized terms used in this Section 2 and not defined herein shall have the meaning assigned thereto in the Acquisition Agreement (as in effect on November 16, 2016).
3.    All fees of the Commitment Parties and the Administrative Agents payable on or prior to the Closing Date pursuant to the Fee Letters, all fees owed to the Lenders pursuant to the Fee Letters and all expenses of the Commitment Parties required to be paid or reimbursed on the Closing Date pursuant to the Commitment Letter (to the extent, in the case of such expenses, invoiced at least three business days prior to the Closing Date, except as otherwise agreed by the Borrower) shall have been paid, in each case, at the Borrower’s option, from the proceeds of the initial funding under the relevant Committed Facility.

4.    The Lead Arrangers shall have received (a) audited consolidated financial statements of the Target and its subsidiaries for the three most recent fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated financial statements of the Target and its subsidiaries for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days before the Closing Date (and, in the case of each of clauses (a) and (b), such financial statements shall be prepared in conformity with U.S. GAAP).
5.    The Lead Arrangers shall have received (a) audited consolidated financial statements for the Borrower and its subsidiaries for the three most recent fiscal years ended at least 90 days before the Closing Date, (b) unaudited consolidated financial statements for the Borrower and its subsidiaries for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent balance sheet delivered pursuant to clause (a) above and at least 45 days before the Closing Date (and, in the case of each of clauses (a) and (b), such financial statements shall be prepared in conforming with U.S. GAAP) and (c) an unaudited pro forma consolidated balance sheet as of the end of the most recent fiscal quarter provided pursuant to the foregoing clause (a) or (b) and pro forma consolidated income statements of the Borrower and its subsidiaries (after giving effect to the Transactions) for each of (i) the most recent fiscal year for which audited consolidated financial statements are provided pursuant to clause (a) above and (ii) the interim period, if any, since the date of such audited financial statements through the most recent quarterly unaudited consolidated financial statements provided pursuant to clause (b) above, in each case, presented in all material respects in accordance with Article 11 of Regulation S-X.
6.    The Specified Amendment shall have been obtained or the Existing Credit Facility Refinancing shall have been, or substantially simultaneously with the initial borrowing under the Committed Facilities shall be, consummated, and the Debt Repayment shall have been, or substantially simultaneously with the initial borrowing under the Committed Facilities shall be, consummated.
7.    To the extent requested at least ten business days prior to the Closing Date, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, at least three business days prior to the Closing Date.
8.    The Bridge Documentation, in the case of the Bridge Facility, and the Backstop Documentation, in the case of the Backstop Facility, shall have been executed and delivered by the Loan Parties. Subject to the Limited Conditionality Provisions, the guarantees and the security documents required to satisfy the requirements described under the “Guarantees” and, in respect of the Backstop Facility, “Security” headings set forth in the applicable Term Sheet shall have been executed and delivered by the Loan Parties.
9.    Subject to the Limited Conditionality Provisions, the Lead Arrangers shall have received the following (the “Closing Deliverables”): (a) customary legal opinions, (b) customary evidence of authority, (c) customary officer’s certificates (including a certification of the aggregate amount of the reductions in the commitments in respect of the Bridge Facility occurring pursuant to the “Mandatory Prepayments/Commitment Reductions” section in Exhibit B to the

Commitment Letter, together with a reasonably detailed calculation thereof), (d) good standing certificates (to the extent applicable) in the respective jurisdictions of organization of the Loan Parties, (e) a solvency certificate substantially in the form set forth in Exhibit F and (f) a customary borrowing notice.
10.    The Borrower shall have engaged (on or before the execution of the Commitment Letter) one or more investment and/or commercial banks reasonably satisfactory to the Lead Arrangers to arrange permanent financing or refinancing for the Bridge Facility.
11.    The Specified Representations shall be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties shall be true and correct after giving effect to such materiality qualifier).
12.    The Acquisition Agreement Representations shall be true and correct in all material respects to the extent required under the Limited Conditionality Provisions.

CONFIDENTIAL    EXHIBIT F
Project Lisa
Solvency Certificate
Pursuant to Section [•] of the Credit Agreement, dated [•], 2016, among [•] (the “Borrower”), the Lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, the undersigned hereby certifies, solely in such undersigned’s capacity as [Chief Financial Officer] of the Borrower, and not individually, as follows:
As of the date hereof, after giving effect to the consummation of the Transactions (as defined in the Credit Agreement), and after giving effect to the application of the proceeds of such indebtedness under such Transactions:

(a)	The amount of the fair saleable value of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis exceeds:

(i)
the value of all liabilities of the Borrower and its Restricted Subsidiaries (on a consolidated basis), including contingent and other liabilities, as generally determined in accordance with applicable United States federal laws governing determinations of the insolvency of debtors; and

(ii)
the amount that will be required to pay the probable liabilities of the Borrower and its Restricted Subsidiaries on its existing debts (including contingent liabilities) as such debts become absolute and matured;

(b)
The Borrower and its Restricted Subsidiaries (on a consolidated basis) do not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged; and

(c)	The Borrower and its Restricted Subsidiaries (on a consolidated basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.
For purposes of this Certificate, each of the phrases “not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged” and “able to pay their liabilities, including contingent and other liabilities, as they mature” means that the Borrower and its Restricted Subsidiaries will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.
The undersigned is familiar with the business and financial position of the Borrower and its Restricted Subsidiaries. In reaching the conclusions set forth in this Certificate, the undersigned has made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and its Restricted Subsidiaries after consummation of the Transactions.

F-1